Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH
PERIODS ENDED SEPTEMBER 30, 2009

MELVILLE, N.Y., November 12, 2009 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2009.

P&F Industries Inc., reported revenue of $20,470,000 and $54,560,000, respectively, for the three and nine-month periods ended September 30, 2009, compared to $22,104,000 and $71,983,000, respectively,  for the same periods in 2008. The Company reported an after tax loss of $776,000 and $1,947,000, respectively, for the three and nine month periods ended September 30, 2009, compared to net income after taxes of $274,000 and $1,131,000, respectively, for the three and nine-month periods in the prior year.

The Company reported basic and diluted loss per common share for the three and nine-month periods ended September 30, 2009 of $0.21 and $0.54, respectively, compared to basic earnings per share of $0.08 and $0.31, and diluted earnings per share of $0.07 and $0.30, respectively for the three-and nine-month periods ended September 30, 2008.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “Our results continue to show the effects of the on-going sluggish general economy, compounded by the historically low number of new housing starts, both key factors to our businesses. However, it is important to note that our third quarter 2009 results include after-tax losses incurred at WM Coffman of approximately $647,000.  Further, although WM Coffman’s results for the three-month period ended September 30, 2009 are below our initial expectations, we view the formation of WM Coffman as a key component of our long term objectives within our Countrywide business segment, and we believe expense reductions at WM Coffman should occur as the integration process continues.”

The Company reported third quarter 2009 revenue of $9,753,000 at its Continental Tool segment, compared to $12,253,000 for the same period in 2008.  Specifically, revenue reported by its Florida Pneumatic subsidiary for the third quarter of 2009 was $6,483,000, compared to $7,211,000 reported for the three-month period ended September 30, 2008.  Mr. Horowitz noted, “Significant components to the reduction in revenue at Florida Pneumatic include the loss of The Home Depot business in early 2008, as well as decreases in net revenue of its industrial and catalog divisions and OEM product lines. We did, however, see increases in revenue of our retail and Franklin products lines, but, we believe the key factor to the fall-off in revenue at Florida Pneumatic is the result of the sluggish overall economy.

Revenue at Hy-Tech decreased to $3,270,000 during the three-month period ended September 30, 2009, from $5,042,000 for the same period in 2008. A significant portion of the decrease this quarter is due to a reduction in sales to one of its major customers, while the balance of the decrease was across its customer base. Despite the fall-off in revenue compared to 2008, given the current economic conditions we are reasonably pleased with the performance of this group.”

Mr. Horowitz, continued, “Our Countrywide Hardware segment remains in the throes of the worst housing recession in many years. According to the U.S. Census Bureau and the Department of Housing and Urban Development, new privately-owned housing starts in September 2009 were at a seasonally adjusted annual rate of 590,000, down 28% below the September 2008 rate of 822,000. The persistently low number of housing starts continues to have a material impact on this segment of our business in particular. However, mitigating the reduction in the number of new homes being constructed, as the result of the transaction in June of this year, in which we acquired substantially all of the assets of Coffman Stairs, LLC,  Stair Parts revenue increased to $7,353,000 during the three-month period ended September 30, 2009, compared to $4,961,000 for the same period in 2008.  Other Hardware revenue continues to be adversely affected by the general overall economic sluggishness, diminishing recreational vehicle and modular home markets, the downturn in new home construction, and on-going competitive pressures.  As such, Other Hardware revenue for the three-month period ended September 30, 2009 was $3,364,000, compared to $4,890,000 in the third fiscal quarter of 2008.”

Mr. Horowitz concluded his comments by stating, “The formation of WM Coffman created a business unit which we believe will be a successful venture going forward. However, its growth and success will not come overnight, as it will take some time to see the full benefit of the operational synergies and to attain manufacturing efficiencies.  Further, WM Coffman, which we believe is now the largest manufacturer and supplier of wood and iron stair parts in the United States, once the housing recovery takes hold, should be well positioned in the market place.”

Gross margin for our Tools segment for the three-month period ended September 30, 2009 decreased to 31.9% from 34.5% for the three-month period ended September 30, 2008. Gross profit for this segment decreased $1,119,000, due primarily to lower revenue, product mix and price reductions. Specifically, close-out sales of certain Franklin products, as well as overall product mix, and reduced revenue were key components to the decrease in Florida Pneumatic’s gross profit.

Both gross margin and gross profit decreased at Hy-Tech when comparing the three-month periods ended September 30, 2009 and 2008. Gross margin decreased approximately 3.1 percentage points. The reduction in gross margin, combined with the decrease in revenue, caused Hy-Tech’s gross profit to decrease approximately $799,000.  The decrease in gross margin reported this quarter at Hy-Tech is primarily due to lower overhead absorption which in turn was due to lower volume through the facility.

For the three-month period ended September 30, 2009, our selling and general and administrative expenses were $5,734,000 compared to $6,083,000 for the three-month period ended June 30, 2008.  As a percentage of revenue, selling and general and administrative expenses were 28.0% for the three-month period ended September 30, 2009, compared to 27.5% for the same period in the prior year.  Factors contributing to the net decrease include, among other things, an overall reduction in compensation, payroll taxes and benefits aggregating $366,000, and a decrease in depreciation and amortization expenses of $61,000. The following items also decreased: commissions by $31,000; advertising and promotional expenses by $42,000 and travel and entertainment expenses by $84,000.  However, we did encounter increases to certain expenses such as, bank fees, insurance and consulting fees of $74,000, $78,000 and $69,000, respectively.

Interest expense of $686,000 for the three-month period ended September 30, 2009 reflects an increase of $279,000, when compared to the same period in the prior year. During the three-month period ended September 30, 2009 the Company incurred approximately $319,000 in interest expense resulting from the acquisition of the Coffman Stairs business of which approximately $118,000 was from both short and long-term debt with PNC Bank, $66,000 was associated with the note payable to Visador, the parent company of Coffman Stairs, LLC, and $135,000 was as an adjustment to the fair value of the contingent consideration payment.  Interest expense on borrowings under our revolving credit loan facility, which covers the balance of the P&F operations, for the three-month period ended September 30, 2009 increased $49,000, due primarily to the refinancing at March 31, 2009, and interest expense associated with our term loans, decreased $102,000.  Further, as the result of the arrangement entered into earlier in 2009 to pay to the sellers of Hy-Tech their contingent consideration we incurred interest expense of $41,000 during the third fiscal quarter of 2009. Lastly, interest expense associated with the financing of overseas trade payables decreased $31,000 when comparing the three-month periods ended September 30, 2009 and 2008, with other interest components increasing $3,000.

OTHER DEVELOPMENTS

On November 9, 2009, the Company publicly disclosed, through the filing of a Current Report on Form 8-K, information relating to its credit arrangements.

The Supreme Court of the State of New York, County of Suffolk, rendered a decision dated October 28, 2009 in our favor in the matter involving a January 13, 2006 contract for sale of commercial property between J. D’Addario & Company Inc., as purchaser, and our Embassy Industries subsidiary, as seller.  Among other things, the decision contained a judgment that we are entitled to escrowed funds in the amount of $650,000, accrued interest thereon and reimbursement of certain costs.  The court has not yet established the aggregate amount of this judgment.  After the court enters this judgment and certain procedural steps are taken, D’Addario has the right to appeal There can be no assurance that we will prevail in such an appeals process.  Accordingly, no recognition of this event has been recorded in our financial statements.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, November 12, 2009, at 11:00 A.M., Eastern Time to discuss its 2009 third quarter results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 407-8031, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the site.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, and the Company’s debt and debt service requirements, and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These risks could cause the Company’s actual results for the 2009 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Cash	$660	$1,043
Accounts receivable - net	10,965	8,507
Inventories - net	30,947	31,286
Notes and other receivables	305	—
Deferred income taxes - net	1,584	1,584
Income tax refund receivable	1,074	327
Prepaid expenses and other current assets	1,803	990

Total current assets	47,338	43,737

Property and equipment	28,745	24,754
Less accumulated depreciation and amortization	12,656	11,232
Net property and equipment	16,089	13,522
Goodwill	8,972	4,183
Other intangible assets - net	5,704	3,121
Deferred Income taxes – net	4,773	5,424
Other assets – net	689	485
Total assets	$83,565	$70,472

Liabilities and Shareholders’ Equity
Short-term borrowings	$21,285	$15,000
Accounts payable	5,671	1,962
Other accrued liabilities	4,339	3,768
Current maturities of long-term debt	10,586	6,516

Total current liabilities	41,881	27,246

Other long-term liabilities	5,043	331
Note Payable	4,053	—
Long-term debt, less current maturities	495	9,028

Total liabilities	51,472	36,605

Total shareholders’ equity	32,093	33,867

Total liabilities and shareholders’ equity	$83,565	$70,472

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended September 30,		Nine months ended September 30,
(In thousands of $, except per share data)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$20,470	$22,104	$54,560	$71,983
Cost of sales	15,157	15,225	39,905	49,377
Gross profit	5,313	6,879	14,655	22,606
Selling, general and administrative expenses	5,734	6,083	16,076	19,274
Operating (loss) income	(421)	796	(1,421)	3,332
Interest expense – net	686	407	1,358	1,416
(Loss) earnings before income taxes	(1,107)	389	(2,779)	1,916
Income taxes	(331)	115	(832)	785

(Loss) earnings	$(776)	$274	$(1,947)	$1,131
(Loss) earnings per common share:

Basic:
Net (loss) earnings per common share	$(0.21)	$0.08	$(0.54)	$0.31

Diluted:
Net (loss) earnings per common share	$(0.21)	$0.07	$(0.54)	$0.30

Weighted average common shares outstanding:

Basic	3,614,562	3,625,864	3,614,562	3,633,507

Diluted	3,614,562	3,800,990	3,614,562	3,729,861

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